Exhibit 10.1

Execution Copy

ONE PENN PLAZA 53RD FLOOR NEW YORK, NY 1019 TEL 212 356-6100

November 7, 2019

COMMITMENT LETTER

Pivotal Acquisition Corp.

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: Jonathan J. Ledecky

Dear Mr. Ledecky:

You have advised MGG Investment Group, LP (“MGG”) that Pivotal Acquisition Corp. (the “Company”) is seeking to raise debt financing in connection with the consummation of its business combination (the “Business Combination”) with LD Topco, Inc. (“LD Topco”) in order to (i) repay existing debt, (ii) place cash on the balance sheet for working capital purposes, and (iii) pay transaction related fees and expenses. In light of this, MGG, on behalf of certain of its Affiliates (the “Lender”), is pleased to provide this binding commitment, pursuant to the previously executed forward purchase contract between the Company and Pivotal SPAC Funding LLC executed in connection with the Company’s initial public offering, to purchase immediately prior to the consummation of the Business Combination a convertible debenture, the principal amount of which shall be equal to (if such amount is greater than $0): (a) $150,000,000 minus (b) the quantity of (x) the amount of available cash in the Company’s trust account at closing of the Business Combination (after giving effect to redemptions) minus (y) $80,000,000, up to a maximum amount of $150,000,000 (the “Debenture”) in order to help facilitate the Business Combination. MGG, on Lender’s behalf, is hereby committing to purchase the Debenture on the terms and conditions set forth in the Outline of Proposed Terms and Conditions attached hereto and made a part hereof (the “Term Sheet”) and subject only to the conditions listed in the Term Sheet.

MGG hereby represents and warrants to the Company and LD Topco that (a) it has all limited partnership power and authority to execute, deliver and perform this commitment letter; (b) the execution, delivery and performance of this commitment letter by it has been duly and validly authorized and approved by all necessary limited partnership action by it; (c) this commitment letter has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this commitment letter, subject to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors’ rights; (d) the $150,000,000 described herein is less than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of its organizational or governing documents or otherwise; (e) it and its affiliates have uncalled capital commitments or otherwise has available funds in excess of the sum of the $150,000,000 and all other unfunded contractually binding commitments that are currently outstanding; and (f) no action by, and no notice to or filing with, any government, regulatory body or other governmental entity is required in connection with the execution, delivery or performance of this commitment letter.

The Company acknowledges that the Term Sheet is intended as an outline only and does not purport to summarize all the covenants, representations, warranties and other provisions that would be contained in definitive legal documentation for the Debenture. The documentation for the Debenture shall include, in addition to the provisions that are summarized in this commitment letter and the Term Sheet, provisions that, in the opinion of MGG and as agreed by the Company, are customary or typical for this type of financing transaction. Such definitive legal documentation shall be in a form and substance reasonably satisfactory to MGG and the Company.

By its execution hereof and its acceptance of this commitment letter, the Company agrees to indemnify and hold harmless the Lender, any other entity that becomes a Lender as contemplated by the Term Sheet and each of their respective assignees and affiliates and their respective directors, partners, members, officers, employees and agents (each an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities or other expenses to which such Indemnified Party may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from third parties with respect to, this commitment, the extension of the Debenture contemplated by this commitment letter, any future commitment letter or definitive documentation hereafter provided, the commitment made herein, the negotiation, preparation, execution or delivery of, any of the foregoing, or in any way arise from any third party with respect to any use or intended use of this commitment letter or the proceeds of the Debenture contemplated by this commitment letter, and the Company agrees to reimburse each Indemnified Party for any legal or other expenses incurred in connection with investigating, defending or participating in any such third party loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which indemnified expenses arise), but excluding therefrom all expenses, losses, claims, damages and liabilities which are finally determined in a non-appealable decision of a court of competent jurisdiction to have resulted solely from the bad faith, gross negligence or willful misconduct of the Indemnified Party. In the event of any litigation or dispute involving this commitment letter or the Debenture, the Lender shall not be responsible or liable to the Company or any Borrower, or any other person for any special, indirect, consequential, incidental or punitive damages.

In consideration of the time and resources that the Lender will devote to the Debenture, the Company agrees that, during the period beginning (i) on the date hereof, and ending (ii) on the earliest to occur of November 30, 2019, the funding of the Debenture (the “Closing Date”), and the termination of this commitment by the Lender, other than with respect to the Debenture, neither the Company nor any of its respective affiliates will, without consent of Lender (not to be unreasonably withheld), solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any debt financing similar in nature to the Debenture contemplated herein or for any purpose similar in nature to the purposes described herein (this paragraph being collectively referred to as the “Exclusivity Agreement”).

This commitment letter and Term Sheet and the arrangements described herein are delivered to the Company on the condition that the Company shall not disclose this commitment letter, the existence thereof or the substance of said proposed arrangements to any person or entity, except, on a confidential basis, to the Borrower, LD Topco and its subsidiaries , those professional advisors who are in a confidential relationship with the Company and require knowledge thereof to perform their duties (including, but not limited to, legal counsel, accountants and financial advisors) or where disclosure is required by law. In addition, the Company agrees that it will (i) consult with the Lender prior to the making of any filing in which reference is made to the Lender or the commitment contained herein, and (ii) obtain the prior approval of the Lender before releasing any public announcement in which reference is made to this commitment letter or its contents.

This commitment letter is not intended to, and will not, confer upon any other person any rights or remedies hereunder, except with respect to LD Topco and its successors and assigns, each of whom is intended to be a third party beneficiary hereof and this commitment letter shall not be amended, supplemented, modified waived, cancelled or terminated without LD Topco’s prior written consent.

This commitment letter and Term Sheet: (i) supersede all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties hereto with respect thereto; (ii) shall be governed by the law of the State of New York; (iii) shall be binding upon the parties and their respective successors and assigns (except as otherwise set forth below); (iv) may not be relied upon or enforced by any other person or entity other than LD Topco; and (v) may be signed in multiple counterparts and may be delivered by facsimile, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. If this commitment letter or the Term Sheet becomes the subject of a dispute, each of the parties hereto hereby waives trial by jury and submits to the non-exclusive jurisdiction of the courts of the federal and state courts located in the County of New York in the State of New York. This commitment letter and the Term Sheet may be amended, modified or waived only in writing signed by each of the parties hereto. This commitment letter may not be assigned by any party hereto without the prior written consent of the other party.

Should the terms and conditions of the commitment contained herein meet with your approval, please indicate your acceptance by signing and returning a copy of this commitment letter on or prior to 5:00 p.m. New York City time on November 7, 2019; otherwise this commitment shall expire. This commitment letter shall expire on 5:00 p.m. New York City time on December 31, 2019 unless prior thereto, definitive documentation with respect to the Debenture shall have been agreed to in writing by all parties and the other conditions set forth herein and therein shall have been satisfied (it being understood that the Company’s obligation to pay all amounts in respect of indemnification and expenses shall survive termination of this commitment letter). This commitment letter shall also automatically expire upon the valid termination for any reason of the Agreement and Plan of Reorganization, dated as of May 20, 2019 (as it may be amended from time to time), by and among the Company, Pivotal Merger Sub Corp., LD Topco, Inc. and Carlyle Equity Opportunity GP, L.P.

Very truly yours, MGG INVESTMENT GROUP LP

By:	/s/ Kevin F. Griffin
	Name:	Kevin F. Griffin
	Title:	CEO & CIO

Agreed and Accepted on this

7th day of November, 2019:

PIVOTAL ACQUISITION CORP.

By:	/s/ Jonathan J. Ledecky
	Name:	Jonathan J. Ledecky
	Title:	CEO

LD TOPCO, INC.

By:	/s/ Dawn Wilson
	Name:	Dawn Wilson
	Title:	CEO

OUTLINE OF PROPOSED TERMS AND CONDITIONS

Borrower:	Pivotal Acquisition Corp. (the “Company”)

Guarantors:	None.

Lender:	Affiliates of MGG Investment Group LP and/or its assignees (“MGG”).

Purpose:

The proceeds of the Debenture will be used to (i) repay existing debt of LD Lower Holdings, Inc., and LD Intermediate Holdings, Inc., (ii) place cash on the balance sheet of LD Lower Holdings, Inc., and LD Intermediate Holdings, Inc. for working capital purposes, and (iii) pay transaction related fees and expenses.

Facility:

A Convertible Debenture, the principal amount of which shall be equal to: (a) $150,000,000 minus (b) the quantity of (x) the amount of available cash in the Company’s trust account at closing of the Business Combination (after giving effect to redemptions) minus (y) $80,000,000, up to a maximum of $150,000,000 (the “Debenture”).

Original Issuance Discount (OID):	None.

Interest Rate:

Obligations under the Debenture will accrue interest at a rate equal to 8.00%, which shall be 4.00% cash pay and 4.00% in paid-in-kind interest.

Cash interest on the Debenture will be payable quarterly and will be calculated on the basis of the actual number of days elapsed based on a 360-day year.

PIK Rate: The 4.00% fixed rate per annum, paid in kind and added to the outstanding principal of the Debenture, due and payable on the Maturity Date.

Default Rate: Upon the occurrence, and during the continuance of an Event of Default, the paid-in-kind interest rate will be increased by two percent (2.00%) per annum.

Scheduled Amortization:	None.

The Borrower will repay the entire unpaid principal balance drawn under the Debenture on the Maturity Date as defined herein, together with any other amounts owing to the Lender in connection therewith including any interest, fees and expenses.

Collateral:

None; negative pledge on new liens on Borrower’s and subsidiaries’ stock and assets subject to customary exceptions (including exceptions permitting a refinancing of indebtedness under the existing First Lien Credit Agreement of LD Lower Holdings, Inc. and LD Intermediate Holdings, Inc. in an aggregate principal amount of the principal amount of such indebtedness refinanced, together with accrued interest, fees and any prepayment premiums or penalties).

Closing Date:

The first date on which all definitive documentation mutually satisfactory to the Lender and the Borrower (the “Loan Documents”) is executed by the Borrower and the Lender and satisfaction or waiver of the conditions set forth below following the heading: “Conditions”.

Maturity Date:	The Credit Facility shall be due and payable in five (5) years from the Closing Date.

Mandatory Conversion:

The Loan Documents will provide that if the last sales price of the Company’s common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period, the Company can require that the Lender mandatorily convert the entire principal amount of the Debentures (including all outstanding principal and paid-in-kind interest) into the Company’s common stock at the then-current stock price.

Mandatory Prepayments:

The Loan Documents will contain mandatory prepayments customarily found in loan agreements for similar financings for publicly listed companies in the United States and others appropriate to the specific transaction; provided that the Loan Documents shall provide that the Borrower and its subsidiaries shall be able to make any mandatory prepayments required pursuant to the documentation governing any senior debt prior to mandatory prepayments under the Debenture.

Voluntary Prepayments:

The Loan Documents will contain provisions allowing for prepayments pursuant to which the Company is able to prepay any amount of the outstanding principal amount and paid-in-kind interest without any prepayment penalty; provided that in the event of such voluntary prepayment by the Company, the Lender has the option to at any time prior to the Maturity Date, so long as the Company is listed on NYSE or Nasdaq, to purchase shares of the Company common stock in an amount equal to the amount prepaid by the Company at a price per share of the Company common stock equal to average closing share price for the Company common stock for the five (5) trading days prior to the date of the repayment.

Financial Reporting Requirements:

Until such time as the entire Debenture is converted into Company common stock, the Borrower shall provide, subject to customary confidentiality provisions: (i) monthly financial statements of the Borrower, including balance sheet, income statement, cash flow statements, certified by the Company’s chief financial officer, as well as key operating metrics of the Company; (ii) quarterly financial statements of the Borrower certified by the Company’s chief financial officer with management’s discussion and analysis (which may be satisfied by the filing of a Form 10-Q (or equivalent report) with the United States Securities and Exchange Commission (“SEC”)); (iii) monthly telephonic conversation with management; (iv) annual financial statements of the Borrower audited by independent certified public accountants (which may be satisfied by the filing of a Form 10-K (or equivalent report) with the SEC); and (v) an annual business and financial plan in form and substance reasonably satisfactory to the Lender delivered prior to the beginning of each fiscal year or, if at a later required date, a period of time to be agreed between Lender and the Company.

Negative Covenants:

Limitations for both Borrower and subsidiaries on: (i) the incurrence of indebtedness (including guarantee obligations); provided that a refinancing of indebtedness under the existing First Lien Credit Agreement of LD Lower Holdings, Inc. and LD Intermediate Holdings, Inc. in an aggregate principal amount of the principal amount of such indebtedness refinanced, together with accrued interest, fees and any prepayment premiums or penalties is expressly permitted; (ii) new liens for indebtedness; (iii) transactions with affiliates, that are customarily found in loan agreements for similar financings and in any event shall be not more restrictive than the applicable first lien credit agreement; and (iv) the ability to do Chewy/Petsmart-, Caesar’s-, Nieman Marcus-, J.Crew-style and/or similar-style transactions.

Events of Default:

The Loan Documents will contain events of default customarily found in loan agreements for similar financings for publicly listed companies in the United States, including, but not limited to: failure to pay principal or interest or fees when due; failure to perform or observe covenants; cross defaults to other indebtedness above a threshold to be agreed; reorganization, liquidation, voluntary or involuntary bankruptcy or insolvency proceedings or other bankruptcy defaults; material judgment defaults above a threshold to be agreed; Loan Documents being unenforceable.

Assignment / Participation:

The Loan Documents will include provisions allowing for assignments and participations that are customarily found in loan agreements for similar financings for publicly listed companies in the United States; provided, however, that any such assignment or participation shall be subject to the Company’s consent, which shall not be unreasonably withheld.

Conditions Precedent:

The conditions to the closing of the Debenture will be limited to:

a)  Execution and delivery by the Borrower of the Loan Documents which shall, in each case, be in accordance with the terms of this Term Sheet.

b)  The Lender shall have received such corporate resolutions and certificates as the Lender shall reasonably request.

c)  Consummation of the Business Combination in all material respects in accordance with the terms of the Agreement and Plan of Reorganization dated May 20, 2019 between, among others, the Company and LD Topco being scheduled to occur immediately following the funding of the Debenture.

Indemnity and Expenses:

Customary and appropriate provisions relating to indemnity, expenses and related matters in a form reasonably satisfactory to the Lender; provided that the Company agrees to reimburse reasonable and documented fees and expenses incurred by the Lender in connection with the drafting and negotiation of the Loan Documents up to a maximum of $500,000 to be paid upon consummation of the Business Combination.

Governing Law and Jurisdiction:

The Borrower will submit to the non-exclusive jurisdiction and venue of the federal and state courts of the State of New York and shall waive any right to trial by jury. New York law shall govern the Loan Documents.